Exhibit 99.1

Moleculin Accelerates Planned Unblinded Data Readout for MIRACLE Phase 3 R/R Acute Myeloid Leukemia (AML) Pivotal Trial to H2 2025

Amended protocol accelerates unblinding of preliminary primary efficacy data (CR) and safety/tolerability of the three arms at first 45 subjects

Company remains on track for first subject treated in pivotal, adaptive Phase 3 clinical trial (the “MIRACLE” trial) in the first quarter of 2025

Company releases Virtual Investor “What This Means” segment discussing the amended protocol; Available here

HOUSTON, November 14, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced it has amended the clinical trial protocol with the U.S. Food and Drug Administration (“FDA”) for its Phase 3 pivotal trial protocol evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as “AnnAraC”) for the treatment of AML patients who are refractory to or relapsed after induction therapy (R/R AML) (MB-108). This Phase 3 “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) will be a global trial, including sites in the US. Additionally, the Company released a Virtual Investor “What This Means” segment to discuss the amended protocol. Access the segment here.

“Our team has been thoughtful and strategic with the design of the MIRACLE trial, which may allow for possible accelerated approval of Annamycin in combination with cytarabine for the treatment of relapsed or refractory AML. This amended protocol enables us to share definitive data earlier, which helps to partially de-risk financing the trial and potentially accelerates the timeline for strategic partnering. We believe that the unblinding of data at 45 subjects will enable us to begin assessing all three arms of the study and provide us with a clear path forward in understanding the potential of Annamycin for AML patients. This change now puts us potentially less than 12 months away from definitive unblinded data that could be a strong indicator of our likelihood of approval, and the kind of data that is likely to drive advanced partnering discussions,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin.

The MIRACLE study, subject to appropriate future filings with and potential additional feedback from the FDA and their foreign equivalents, is expected to initially utilize an adaptive design whereby the first 75 to 90 subjects will be randomized in Part A of the trial to receive high dose cytarabine (HiDAC) combined with either placebo, 190 mg/m2 of Annamycin, or 230 mg/m2 of Annamycin, such doses were specifically recommended by the FDA in the Company’s end of Phase 1B/2 meeting. The amended protocol will allow for the unblinding of preliminary primary efficacy data (CR) and safety/tolerability of the three arms at 45 subjects. This early unblinding will yield 30 subjects with Annamycin (190mg/m2 and 230/m2) and HiDAC and 15 subjects with just HiDAC. The Company expects to reach 45 subjects in the second half of 2025, in addition to the planned unblinding expected in 2026 of the next 30-45 subjects.

For Part B of the trial, approximately 244 additional subjects will be randomized to receive either HiDAC plus placebo or HiDAC plus the optimum dose of Annamycin. The selection of the optimum dose will be based on the overall balance of safety, pharmacokinetics and efficacy, consistent with the FDA’s new Project Optimus initiative. This increase from 240 to 244 subjects represents the statistical “cost” of the additional unblinding.

The amended protocol is currently being reviewed by the Institutional Review Board (IRB). Once approved, the amended protocol will be filed with the amendment for the Company’s Initial New Drug (IND) application in the US with the FDA.

Annamycin currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the European Medicines Agency (EMA).

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company is initiating the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study is subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the commencement of enrollment of the MIRACLE trial and the timing of the release of the unblinded data. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
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Jenene Thomas

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